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Exhibit 4.1

NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). SUCH SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER OR, IN THE OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY, SUCH REGISTRATION IS UNNECESSARY FOR SUCH TRANSFER TO COMPLY WITH THE ACT.

Warrant No. 001	Date of Issuance: December 13, 2004

WARRANT TO PURCHASE COMMON STOCK
OF
NEON SYSTEMS, INC.

VOID AFTER JUNE 13, 2008.

        NEON Systems, Inc., a Delaware corporation (the "Company"), hereby certifies that, for value received, ClientSoft, Inc. or its registered assigns (the "Holder"), is entitled to purchase from the Company up to a total of 1,125,000 shares of Common Stock, $0.01 par value per share (the "Common Stock"), of the Company (each such share, a "Warrant Share" and all such shares, the "Warrant Shares") at an exercise price equal to $4.80 per share (the "Exercise Price"), at any time and from time to time from and after the date hereof and through and including June 13, 2008 (the "Expiration Date"), and subject to the following terms and conditions. The number of Warrant Shares and the Exercise Price shall be subject to adjustment pursuant to Section 8 hereof. This Warrant (this "Warrant") is issued pursuant to that certain Asset Purchase Agreement dated December 13, 2004 by and among the Company, ClientSoft, Inc. and U.S. Bank, National Association, as escrow agent thereunder (the "Asset Purchase Agreement").

        1.    Registration of Warrant.    The Company shall register this Warrant, upon records to be maintained by the Company for that purpose, in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

        2.    Exercise.    This Warrant shall be exercisable by the registered Holder, in whole or in part, at any time and from time to time commencing on or after the date hereof and expiring on the Expiration Date. At 5:30 P.M., Houston, Texas time, on the Expiration Date, or, if such day is a day on which banking institutions in Texas are closed, then on the next succeeding day that is not such a day on which banking institutions in Texas are closed, the portion of this Warrant not exercised prior thereto shall be and become void and of no value. Such exercise shall be effected by:

          (a)   the surrender of the Warrant, together with a duly executed copy of the form of Notice of Election attached hereto, to the Company pursuant to the notice provisions of Section 12; and

          (b)   the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Warrant Shares being purchased (which may take the form of a "cashless net exercise" if so indicated in the Exercise Notice).

The date such items in (a) and (b) are delivered to the Company (as determined in accordance with the notice provisions of Section 12) is an "Exercise Date."

        3.    Cashless Net Exercise.    In lieu of exercising this Warrant pursuant to Section 2, the Holder may elect to receive, without the payment by the Holder of any additional consideration, shares of Common Stock equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election, in which event the Company shall issue to the holder hereof a number of shares of Common Stock computed using the following formula:

X =	Y (A - B) A
Where:	X=	The number of shares of Common Stock to be issued to the Holder pursuant to this net exercise
	Y=	The number of Warrant Shares in respect of which the net issue election is made
	A=	The fair market value of one share of the Common Stock at the time the net issue election is made
	B=	The Exercise Price (as adjusted to the date of the net issuance)

For purposes of this Section 3, the fair market value of one share of Common Stock as of a particular date shall be determined as follows: (i) if traded on a securities exchange or through the Nasdaq Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the net exercise election; (ii) if traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the net exercise; and (iii) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Company.

        4.    Delivery of Warrant Shares.

        4.1.  Upon exercise of this Warrant and surrender of the original Warrant at the offices of the Company, the Company shall promptly (but in no event later than five business days after the Exercise Date) issue or cause to be issued and cause to be delivered to Holder in Holder's name a certificate for the Warrant Shares issuable upon such exercise. The Holder shall be deemed to have become holder of record of such Warrant Shares as of the Exercise Date. The

Company shall, upon request of the Holder, use its best efforts to deliver Warrant Shares hereunder electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions.

        4.2.  This Warrant is exercisable, either in its entirety or, from time to time, for a portion of the number of Warrant Shares. Upon surrender of this Warrant following one or more partial exercises, the Company shall issue or cause to be issued, at its expense, a new Warrant evidencing the right to purchase the remaining number of Warrant Shares.

        4.3.  The issuance of certificates for Warrant Shares shall be made without charge to the Holder thereof for any issuance tax in respect thereof; provided, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the Holder.

        5.    Fractional Shares.    No fractional shares shall be issued upon the exercise of this Warrant. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder an amount in cash equal to such fraction multiplied by the fair market value of the Common Stock of the Company as of the applicable Expiration Date.

        6.    Reservation of Stock.    The Company will at all times reserve and keep available out of its authorized Common Stock or its treasury shares, solely for the purpose of issuance upon the exercise of this Warrant as herein provided, such number of Warrant Shares as shall then be issuable upon the exercise of this Warrant. All such shares shall be duly authorized and, when issued upon exercise in compliance with the terms of this Warrant, shall be validly issued, fully paid and non-assessable.

        7.    Transfer in Compliance with the Securities Act of 1933; Loss of Warrant.

        7.1.  Restrictions on Transfers of Warrant. This Warrant and the Warrant Shares may not be sold or transferred unless either (i) the transfer of such securities shall have been registered under the Securities Act of 1933, as amended (the "Act"), or (ii) the Company first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Act.

        7.2.  Legends. It is understood that the certificates evidencing the Warrant Shares may bear a legend substantially in the form of that below, as well as any other legends that may be required by applicable state securities laws:

    "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). SUCH SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER OR, IN THE OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY, SUCH REGISTRATION IS UNNECESSARY FOR SUCH TRANSFER TO COMPLY WITH THE ACT.

        7.3.  Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required by the Company) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

        8.    Adjustment of Number of Warrant Shares and Exercise Price.

        8.1   Adjustment. The number of Warrant Shares shall be subject to adjustment as follows:

          (a)   In the event there is a subdivision or combination of the outstanding shares of Common Stock into a larger or smaller number of shares, the number of Warrant Shares shall be increased or reduced in the same proportion as the increase or decrease in the outstanding shares of Common Stock.

          (b)   If the Company declares a dividend on Common Stock payable in Common Stock or securities convertible into Common Stock, the number of Warrant Shares shall be increased, as of the record date for determining which holders of Common Stock shall be entitled to receive such dividend, in proportion to the increase in the number of outstanding shares of Common Stock as a result of such dividend.

        8.2   Reorganization, Merger, Sale. If at any time while this Warrant, or any portion hereof, is outstanding and unexpired there shall be (i) a reorganization (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), (ii) a merger or consolidation of the Company with or into another corporation in which the Company is not the surviving entity, or a reverse triangular merger in which the Company is the surviving entity but the shares of the Company's capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise, or (iii) a sale or transfer of the Company's properties and assets as, or substantially as, an entirety to any other person, then, as a part of such reorganization, merger, consolidation, sale or transfer (each, a "Change of Control"), this Warrant shall cease to represent the right to receive the Warrant Shares and shall automatically represent the right to receive upon exercise of this Warrant, during the period specified herein and upon payment of the Exercise Price then in effect, the number of shares of stock or other securities or property offered to the Company's holders of Common Stock in connection with such Change of Control that a holder of the shares deliverable upon exercise of this Warrant would have been entitled to receive in such Change of Control if this Warrant had been exercised immediately before such Change of Control, subject to further adjustment as provided in this Section 8. The foregoing provisions of this Section 8.2 shall similarly apply to successive reorganizations, consolidations, mergers, sales and transfers and to the stock or securities of any other corporation that are at the time receivable upon the exercise of this Warrant. If the per share consideration payable to the holder hereof for the Warrant Shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Company's Board of Directors. In all events, appropriate adjustment (as determined in good faith by the Company's Board of Directors) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after the transaction, to the end that the provisions of this Warrant shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant.

        8.3   Reclassification, etc. If the Company, at any time while this Warrant, or any portion hereof, remains outstanding and unexpired shall change its Common Stock (other than a change in par value, or solely as a result of a stock dividend, subdivision or combination) whether by reclassification, a merger or consolidation not subject to Section 8.2, or otherwise (a "Reclassification"), or shall change, by a Reclassification, any of the securities as to which purchase rights under this Warrant exist, into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change and the Exercise Price therefore shall be appropriately adjusted, all subject to further adjustment as provided in this Section 8. The provisions of this Section 8.3 shall also apply to successive Reclassifications.

        8.4   Dissolution, Liquidation. If the Company, at any time while this Warrant, or any portion hereof, remains outstanding and unexpired shall dissolve, liquidate or wind up its affairs, the Holder shall have the right, but not the obligation, to exercise this Warrant. Upon such exercise the Holder shall have the right to receive, in lieu of the shares of Common Stock that the Holder otherwise would have been entitled to receive, the same kind and amount of assets as would have been issued, distributed or paid to the Holder upon any such dissolution, liquidation or winding up with respect to such shares of Common Stock had the Holder been the holder of record of such shares of Common Stock receivable upon exercise of this Warrant on the date for determining those entitled to receive any such distribution. If any such dissolution, liquidation or winding up results in any cash distribution in excess of the Exercise Price provided for by this Warrant, the Holder may, at the Holder's option, exercise this Warrant without making payment of the Exercise Price and, in such case, the Company shall, upon distribution to the Holder, consider the Exercise Price to have been paid in full, and in making settlement to the Holder shall deduct an amount equal to the Exercise Price from the amount payable to the Holder.

        8.5   Exercise Price. Whenever the number of Warrant Shares is adjusted as provided in this Section 8, the Exercise Price shall be adjusted by multiplying the applicable Exercise Price immediately prior to such adjustment by a fraction, the numerator of which shall be the number of Warrant Shares immediately prior to such adjustment and the denominator of which shall be the number of Warrant Shares immediately after such adjustment.

        8.6   Notice. Upon any adjustment of the Exercise Price, then and in each such case the Company shall give written notice thereof in accordance with Section 12 hereof, at the address of such Holder as shown on the books of the Company, which notice shall state the Exercise Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

        9.    Representations and Warranties by the Holder.    The Holder represents and warrants to the Company as follows:

        9.1   The Holder is purchasing the Warrant and the Warrant Shares for such Holder's own account for investment purposes only and not with a view to, or for the resale in connection with, any "distribution" thereof for purposes of the Act.

        9.2   The Holder understands that the Warrant and the Warrant Shares have not been registered under the Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Act pursuant to Section 4(2) thereof, which exemption depends upon, among other things, the bona fide nature of Holder's investment intent as expressed herein.

        9.3   The Holder understands that the Warrant and the Warrant Shares must be held by the Holder indefinitely, and that the Holder must therefore bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Act or is exempted from such registration. The Holder further understands that the Warrant and the Warrant Shares have not been qualified under any state's blue sky laws by reason of their issuance in a transaction exempt from the qualification requirements of applicable blue sky laws, which exemptions depend upon, among other things, the bona fide nature of the Holder's investment intent expressed above. In addition, the Holder understands that any certificate evidencing the Warrant and the Warrant Shares will be imprinted with a legend which prohibits the transfer of the Warrant and the Warrant Shares unless they are registered pursuant to the Act or applicable state securities laws, or such registration is not required in the opinion of counsel for the Company.

        9.4   The Holder is familiar with the provisions of Rule 144, promulgated under the Act, which, in substance, permits limited public resale of "restricted securities" acquired, directly or indirectly, from the issuer thereof, in a non-public offering subject to the satisfaction of certain conditions. The Warrant and the Warrant Shares may be resold in certain limited circumstances subject to the provisions of Rule 144, which requires among other things: (1) the availability of certain public information about the Company, (2) the resale occurring not less than one year after the party has purchased, and made full payment for, within the meaning of Rule 144, the securities to be sold; and, in the case of an affiliate, or of a non-affiliate who has held the securities less than two years, (3) the sale being made through a broker in an unsolicited "broker's transaction" or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934) and (4) the amount of securities being sold during any three month period not exceeding the specified limitations stated therein, if applicable.

        10.    Rights of Holder.    This Warrant does not entitle the Holder to any rights of a stockholder of the Company either at law or in equity, and the rights of any such Holder are limited to those expressed in this Warrant and are not enforceable against the Company, except to the extent set forth herein.

        11.    Governing Law.    This Warrant shall be construed in accordance with the laws of the State of Delaware.

        12.    Notices.    All notices, requests, consents and other communications required or permitted under this Warrant shall be in writing and shall be deemed to have been given when mailed by registered or certified mail, postage prepaid, or sent by an internationally recognized courier (e.g. FedEx), to the following addresses:

To the Company:	NEON Systems, Inc. 14100 Southwest Freeway, Suite 500 Sugar Land, Texas 77478 Attention: Brian D. Helman Facsimile No.: (281) 242-3880 Telephone No.: (281) 491-4200
with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation
8911 Capital of Texas Highway North, Suite 3350
Austin, Texas 78759
Attention: Paul R. Tobias
Facsimile No.: (512) 338-5499
Telephone No.: (512) 338-5400
To Holder:	ClientSoft, Inc. 10988 SW 59th Ct. Pinecrest, Florida 33156 Attention: William W. Wilson, III Facsimile No.: (305) 513-5717 Telephone No.: (305) 666-1426
with a copy to:
Holland & Knight LLP 701 Brickell Avenue, Suite 3000 Miami, Florida 33131 Attention: Rodney H. Bell, Esq. Facsimile No.: (305) 789-7799 Telephone No.: (305) 789-7639

        13.    Amendments.    No amendment, modification or other change to, or waiver of any provision of, this Warrant may be made unless such amendment, modification or change is set forth in writing and is signed by the Company and the Holder.

        IN WITNESS WHEREOF, the Company has executed this Warrant as of the 13th day of December, 2004.

NEON Systems, Inc.
		By:	/s/ BRIAN D. HELMAN Brian D. Helman, Chief Financial Officer
Holder:
ClientSoft, Inc.
By:	/s/ WILLIAM W. WILSON, III William W. Wilson, III President, Chief Executive Officer and Assistant Secretary

NOTICE OF ELECTION FORM

Dated:	, 20

        The undersigned hereby irrevocably elects to [check the applicable section]

                                         Exercise the attached Warrant for [all of the shares] [                         of the shares] purchasable under the Warrant and hereby makes payment of $                         in payment of the actual exercise price thereof.

        OR

                                         Exercise the attached Warrant for [all of the shares] [                         of the shares] purchasable under the Warrant pursuant to the cashless net exercise provisions of Section 3 of such Warrant.

INSTRUCTIONS FOR REGISTRATION OF STOCK

Name:	(Please typewrite or print in block letters)
Address:
Signature:

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  Exhibit 4.1